LIMITED POWER OF ATTORNEY

	The undersigned hereby appoints each
of Pamela Fredette and Lori Stanley,
signing singly, as her attorney-in-fact to act for her and in her name solely to do all or any of the following:

	1.	To execute and file with the
Securities and Exchange Commission all
statements regarding her beneficial ownership of securities of enherent Corp.
filed pursuant to Section 16(a) of the Securities
Exchange Act of 1934;

	2.	To execute all necessary instruments
to carry out and perform any of
the powers stated above, and to do any other acts requisite to carrying out such powers.

	Neither of Pamela Fredette or Lori
Stanley shall incur any liability to
the undersigned for acting or refraining from acting under this power, except for such attorney's own willful misconduct or gross negligence. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is enherent Corp.
assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

	Any reproduced copy of this signed
original shall be deemed to be an
original counterpart of this Power of Attorney.

	This Power of Attorney is governed by Delaware law.

	This Power of Attorney shall remain
in full force and effect until the
undersigned is no longer required to file statements pursuant to Section 16(a) of the Securities Exchange Act of 1934 with respect to the undersigned's beneficial ownership of securities of enherent
Corp., unless earlier revoked.
This Power of Attorney shall terminate with respect to the attorney-in-fact upon receipt by Pamela Fredette or Lori Stanley, as the case may be, from the undersigned of a written notice of revocation of this Power of Attorney. The undersigned shall have the right to revoke this Power of Attorney at any time.

	IN WITNESS WHEREOF, the undersigned has
executed this Power of Attorney
this 29th day of March, 2005.

By:  /s/ Faith Griffin
	Faith Griffin, Director